Filed Pursuant to Rule 424(b)(2)
Registration No. 333-147310

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Supplement dated May 11, 2010)
(and to Prospectus dated November 29, 2009)

SUPERTEL HOSPITALITY, INC.

124,766 SHARES OF COMMON STOCK

Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, we are offering 124,766 shares of common stock to YA Global Master SPV Ltd., or YA Global, at a price of $1.603 per share, pursuant to our previously announced Standby Equity Distribution Agreement, or the SEDA, dated March 26, 2010, with YA Global.  The total purchase price for the shares is $200,000.  These shares are being issued as part of the commitment by YA Global to purchase, at our option, from time to time, up to $10,000,000 of common stock pursuant to the SEDA as described in the Prospectus Supplement dated May 11, 2010.  We will receive proceeds from the sale of these shares of $200,000.

In addition to our issuance of common stock to YA Global pursuant to the SEDA, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the sale of those shares by YA Global to the public.  YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We expect to issue the shares to YA Global on or about June 7, 2010.  Our common stock is listed on the NASDAQ Global Market under the symbol “SPPR.” The last reported sale price of our common stock on the NASDAQ Global Market on June 2, 2010 was $1.65 per share.

Investing in our common stock involves risks.  See the risk factors beginning on page S-3 of the accompanying prospectus supplement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission to read about the risks you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2010